Exhibit 99.1

The following is the transcript of a video published online by TheStreet.com of a portion of an interview given by Lars Björk, President and CEO of Qlik Technologies Inc. to Gregg Greenberg, Staff Reporter, TheStreet.com:

Moderator introduces Mr. Björk and discusses QlikView, Qlik Technologies Inc.’s software platform.

Björk: It’s a simple tool to use, but still very powerful. You have lots of legacy systems with information and you want to pull that together to get a holistic view of the operation of your business. That’s what we do, but we do it very, very simple. The reason for that is that we’ve learned that if it isn’t simple, it simply won’t be used.

Q: How many customers do you have, and who are some of your bigger ones?

Björk: So we have approximately 15,000 customers across 105 countries. We have financial institutions in New York like Morgan Stanley or Citi. We have a manufacturer out west; or it could be a public service organization in Europe. It could be a hospital in the UK. It ranges across all kinds of verticals. The need for this type of software is independent of size or vertical.

Q: How big is this market? What are your forecasts for 2011?

Björk: The size of this market predicted by Gartner is $9 billion a year. It is one of the few software markets that just continues to grow every year. But what we’ve shown is with ease of use you can reach more users and more use cases. So is that market bigger than $9 billion? Yes. And our prediction for next year is that we will do something in the range of $255 to $260 million.

Moderator discusses Qlik Technologies and mobile applications.

Björk: If you are in a hospital, you are looking at many, many different legacy systems to pull together information; for instance around a patient. Now you have one view and you can easily access that. It is fresh data, and you can have it wherever you want. If you want to be standing with an iPad next to the patient, you have the information.

PORTIONS OF THE TRANSCRIPT HAVE BEEN EDITED TO CORRECT MINOR ERRORS (I.E., “UMS” OR REPEATED WORDS)